Exhibit 5.2

June 17, 2026

By E-Mail

Deere Funding Canada Corporation

295 Hunter Road

P.O. Box 1000

Grimsby, Ontario L3M 4H5

Deere & Company

One John Deere Place

Moline, Illinois 61265

Dear Sirs and Mesdames:

Re:	Deere Funding Canada Corporation Form S-3 automatic registration statement in connection with the issuance during each of the twelve month periods ending (i) June 17, 2027, (ii) June 17, 2028, and (iii) June 17, 2029 while the registration statement remains effective of up to U.S. $5,000,000,000 of debt securities guaranteed by Deere & Company

We have acted as Canadian counsel to Deere Funding Canada Corporation (the “Company”) in connection with the automatic registration statement on Form S-3 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “U.S. Securities Act”), as amended, relating to the offering from time to time pursuant to Rule 415, as set forth in the prospectus (the “Prospectus”), contained in the Registration Statement and as to be set forth in or more supplements to the Prospectus (each supplement, a “Supplement”), of the Company’s senior guaranteed debt securities (the “Debt Securities”) fully and unconditionally guaranteed by Deere & Company (the “Guarantor”) with an aggregate issue price of up to U.S. $5,000,000,000 during each of the twelve month periods ending (i) June 17, 2027, (ii) June 17, 2028, and (iii) June 17, 2029 while the Registration Statement remains effective.

We have participated in the preparation of or examined executed copies of the following documents (collectively, the “Documents”):

(a)	the Registration Statement dated June 17, 2026 filed with the Commission in connection with the offering of the Debt Securities; and

(b)	an indenture providing for the issuance of the Debt Securities dated June 15, 2020 between the Company, the Guarantor and The Bank of New York Mellon acting as trustee (the “Guaranteed Debt Indenture”).

For the purposes of this opinion, we have also examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of status dated June 17, 2026 provided by governmental authorities of the Province of Ontario with respect to the Company (the “Certificate of Status”);

(b)	a certificate of a representative of the Company (the “Officer’s Certificate”);

(c)	the certificate and articles of incorporation of the Company attached to the Officer’s Certificate;

(d)	the by-laws of the Company attached to the Officer’s Certificate; and

(e)	the resolutions of the Company’s directors (the “Board Resolutions”) relating to the Documents attached to the Officer’s Certificate.

We have relied upon the Corporate Documents as to the matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below. In the case of our opinions in paragraph 1(a) (incorporation and existence), we have relied exclusively upon the Corporate Documents for purposes of providing such opinion. We have not conducted a review of the minute books of the Company. Duplicate copies of the Officer’s Certificate are delivered contemporaneously with this opinion.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(e)	the Certificate of Status continues to be accurate as of the date of this opinion as if issued on such date;

(f)	the certificate of incorporation, is conclusive evidence that the Company is incorporated under the Business Corporations Act (Ontario);

(g)	all facts set forth in the certificates supplied by the respective officers and directors of the Company including, without limitation, the Officer’s Certificate are complete, true and accurate;

(h)	the Documents have been duly authorized, executed and delivered by each of the parties thereto, other than the Company, and are legal, valid and binding agreement of the parties thereto, other than the Company, enforceable against each of them in accordance with their terms under the law of New York;

(i)	the terms used in the Documents have the same meanings under the laws of Ontario as they do under the laws of New York and would be interpreted and understood under the laws of the Ontario in the same way as they are interpreted and understood under the laws of New York;

(j)	the Documents have been duly authorized, executed and delivered by and are enforceable in accordance with their terms against each party to it other than the Company; and

(k)	the Company is not and does not intend to be (i) a reporting issuer, as such term is defined in the Securities Act (Ontario), in any jurisdiction in Canada or (ii) an offering corporation as such terms is defined in the Business Corporations Act (Ontario).

Our opinions below are expressed only with respect to the laws of the Province of Ontario (the “Jurisdiction”) and of the laws of Canada applicable in the Jurisdiction. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee(s) or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee(s).

Based on the above, and subject to the qualifications below, we are of the opinion that:

1.	The Company (a) is a corporation incorporated and existing under the laws of the Province of Ontario, and (b) has the corporate power to enter into and perform its obligations under the Documents.

2.	The execution and delivery of and performance by the Company of the Documents have been authorized by all necessary corporate action on the part of the Company.

3.	The execution and delivery of and performance by the Company of the Documents does not constitute or result in a violation or breach of or a default under:

(a)	its certificate and articles of incorporation or by-laws; or

(b)	any law of general application in the Jurisdiction.

4.	No authorization, consent or approval of, or filing, registration, qualification or recording with any governmental department, ministry or agency or other regulatory body having jurisdiction in the Jurisdiction is required under any law of general application in the Jurisdiction in connection with the execution and delivery of the Documents or performance by the Company of the Documents, except any filings that may be required in connection with an offering of Debt Securities.

5.	The Documents have been duly executed and delivered by the Company as a matter of corporate law in compliance with the laws of its jurisdiction of incorporation, namely the Province of Ontario and with the provisions of its certificate and articles of incorporation and its by-laws.

6.	The Debt Securities have been duly authorised and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to and subject to the authority granted in the Board Resolutions, and authenticated by the trustee in accordance with the Guaranteed Debt Indenture and delivered to and paid for by the purchasers thereof, will be recognised as valid and legally binding obligations of the Company.

7.	In any proceeding in a court of competent jurisdiction in the Province of Ontario (a “Court”) for the enforcement of the Documents, the Court would apply the law of New York in accordance with the parties’ choice of the law of New York in the Documents, to all issues that under the laws of the Province of Ontario are to be determined in accordance with the chosen law of the contract, provided that:

(a)	the parties’ choice of New York is bona fide and legal and there is no reason for avoiding the choice of law on the grounds of public policy under laws of the Province of Ontario; and

(b)	in any such proceeding, and notwithstanding the parties’ choice of law, the Court:

(i)	will not take judicial notice of the provisions of the law of New York, but will apply such provisions if they are pleaded and proven to its satisfaction by expert testimony;

(ii)	will apply the laws of the Province of Ontario and the federal laws of Canada applicable therein (collectively, “Provincial law”) that under Provincial law would be characterized as procedural and will not apply any New York law that under Provincial law would be characterized as procedural;

(iii)	will apply provisions of Provincial law that have overriding effect;

(iv)	will not apply any New York law if such application would be characterized under Provincial law as a direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law or if its application would be contrary to public policy under Provincial law; and

(v)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed.

8.	The submission by the Company to the non-exclusive jurisdiction of the courts of New York and the federal courts of the United States of America sitting in New York contained in Documents would be recognized and given effect by the courts of the Jurisdiction as a valid submission to the jurisdiction of such courts, provided that the provisions of the Documents respecting service of process on the Company are complied with. A judgment of a court of New York would not be contrary to natural justice by reason only that service of process in the proceedings before the court of New York was effected on the agent for service of process appointed by the Company pursuant to the Documents.

9.	No stamp, registration, documentary or other similar tax, duty or fee is payable under the laws of the Jurisdiction in connection with the execution and delivery of the Documents.

10.	No withholding tax will be payable under Part XIII of the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder (the “Tax Act”), on any amounts that the Company or the Guarantor pays or credits, or is deemed to pay or credit, to a holder of a Debt Security that is a non-resident, within the meaning of the Tax Act, (a “Non-Resident Holder” ) on the Debt Security pursuant to the Guaranteed Debt Indenture, provided that, at all times: (a) (i) the Company and the Guarantor each deal at arm’s length, within the meaning of the Tax Act, with the Non-Resident Holder and every other person that is entitled to a payment in respect of the Debt Security; (ii) the Non-Resident Holder is not, and deals at arm’s length, within the meaning of the Tax Act, with any person that is, a specified shareholder (within the meaning of subsection 18(5) of the Tax Act) of the Company or the Guarantor; and (iii) in the case of a Non-Resident Holder that is a partnership, each person that has a direct or indirect interest in the partnership is not, and deals at arm’s length, within the meaning of the Tax Act, with any person that is, a specified shareholder (within the meaning of subsection 18(5) of the Tax Act) of the Company or the Guarantor; (iv) (x) the Non-Resident Holder does not dispose of a Debt Security to an entity resident (or deemed to be resident) in Canada in respect of which the Non-Resident Holder is a “specified entity” (as defined in the Tax Act for purposes of such rules), (y) the Non-Resident Holder does not acquire, hold or dispose of a Debt Security under, or in connection with, a “structured arrangement” (as defined in the Tax Act for purposes of such rules), or (z) the Non-Resident Holder is not in respect of which the Company or the Guarantor is a “specified entity”; and (b) such amounts are not “participating debt interest” within the meaning of the Tax Act.

All of the opinions expressed above are subject to the following qualifications:

(a)	the enforceability of the Documents may be limited by bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference, moratorium and other similar laws of general application affecting the enforcement of creditors’ rights;

(b)	a court may exercise discretion in the granting of equitable remedies such as specific performance and injunction;

(c)	the enforceability of the Documents may be limited by general principles of law and equity relating to the conduct of the applicable counterparties prior to execution of or in the administration or performance of the Documents, including, without limitation, (i) undue influence, unconscionability, duress, misrepresentation and deceit, (ii) estoppel and waiver, (iii) laches, and (iv) reasonableness and good faith in the exercise of discretionary powers;

(d)	the discretion that a court may reserve to itself to decline to hear an action if it is not the proper forum to hear the action or if concurrent proceedings are being brought elsewhere;

(e)	the Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency. In Ontario, the court’s judgment may be based on a rate of exchange determined in accordance with section 121 of the Courts of Justice Act (Ontario), which rate of exchange is usually a rate in existence on the business day immediately preceding the date of payment of the judgment. However, where an agreement contains a provision with respect to currency conversion it will be given effect by the courts in the province of Ontario and, therefore, the provision with respect to currency conversion in Documents will be given effect;

(f)	a court may decline to accept the factual and legal determinations of a party notwithstanding that a contract or instrument provides that the determinations of that party shall be conclusive;

(g)	we express no opinion as to the enforceability of any term providing for the severance of illegal or unenforceable provisions from the remaining provisions of an agreement;

(h)	we express no opinion as to the enforceability of any provision that states that modifications, amendments or waivers are not binding unless in writing;

(i)	we express no opinion as to the enforceability of any provision exculpating any party from liability in respect of acts or omissions that may be illegal, fraudulent or involve wilful misconduct or gross negligence;

(j)	any provision that provides for interest to be paid at a higher rate after than before default, that provides for a forfeiture of a deposit or any other property or that provides for a particular calculation of damages upon breach may not be enforceable if it is interpreted by a court to be a penalty or if the court determines that relief from forfeiture is appropriate;

(k)	we express no opinion as to the enforceability by or against a person who is not a party to the Documents of any provision in the Documents which purports to bind or affect or confer a benefit upon that person;

(l)	we express no opinion as to the enforceability of any provisions of the Guaranteed Debt Indenture which requires the Company to pay or indemnify the trustee for costs and expenses in connection with judicial proceedings since the recoverability of such costs and expenses are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid;

(m)	we express no opinion as to the enforceability of any provision of a Document that is inconsistent with any provision of any other Document except, where that inconsistency is addressed by a paramountcy clause, the paramountcy clause would be enforceable;

(n)	the enforceability of the Documents is subject to the limitations contained in the Limitations Act, 2002 (Ontario); and

(o)	we express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act or any other privacy laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission.

This opinion is solely for the benefit of the addressees and not for the benefit of any other person. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

/s/ Borden Ladner Gervais LLP

Borden Ladner Gervais LLP